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Investor/Media Contact:

Brandon Thompson

Investor Relations Partners

Phone: 844-565-5665

bthompson@irpartnersinc.com

FOR IMMEDIATE RELEASE

March 17, 2017

IMMUNE THERAPEUTICS CLEARS CRITICAL

REGULATORY HURDLE FOR LODONAL IN KENYA

ORLANDO, Florida – March 17, 2017- - Immune Therapeutics, Inc. (OTCQB: IMUN), a clinical-stage biopharmaceutical company developing therapies for a range of conditions using LodonalTM, its proprietary formulation of lower-dose naltrexone, announced today that the Dominican Republic Ministry of Public Health has granted Immune’s request to export Lodonal to Kenya.

Immune Therapeutics formulates and manufactures Lodonal in the Dominican Republic. Local laws require a Certificate of Pharmaceutical Product (“COPP”) to export Lodonal to Kenya.

“The granting of our export license by the Ministry represents the next critical step in our strategy to initiate future commercialization of Lodonal in Kenya,” stated Noreen Griffin, Chief Executive Officer of Immune Therapeutics, Inc. “A New Drug application cannot be filed without a valid Certificate of Pharmaceutical Product.”

The Ministry’s approval for Lodonal was granted and registered for the period of five years, under No. 2017-0068, in accordance with Regulation No. 246-06 dated 22 June 2006. Separately, the Ministry of Public Health and Social Assistance Vice-Ministry of Quality Assurance General Directorate of Medicines, Foods and Health Products issued a Certificate of Pharmaceutical Products for Lodonal for export to Kenya.

“With our COPP in place, our next step is to submit a New Drug Application (NDA) to Kenyan regulators along with data from our Lodonal preclinical and clinical study program,” noted Ms. Griffin. “Once our application is accepted, we will receive a registration number (marketing authorization). From there, we will move through the regulatory approval process including manufacturing (GMP) assessment, National Quality Control laboratory analysis, regulatory committee review and committee recommendations before the board issues its final ruling. If we are given fast track status, the approval process could take as little as 90 days, after which we will be prepared to take orders for shipment through our recently announced distribution agreement. As previously announced, the Company expects to reach commercialization for its patented Lodonal therapy in the current year.

Immune Therapeutics, Inc. Press Release

On March 7, 2017, Immune Therapeutics announced that it has signed a Memorandum of Understanding (“MOU”) for the distribution of Lodonal in Kenya. The MOU is a three-way distribution agreement between the Company, its local partner Nairobi, Kenya-based Omaera Pharmaceuticals, Ltd., a leading Kenyan pharmaceutical importer and distributor, and GB Pharma Holdings, which is working closely with Immune Therapeutics to introduce and market Lodonal to market in Western and Central regions of Africa. The MOU sets forth standard terms and conditions for distributing Lodonal in Kenya.

Initial orders for Lodonal are expected to be generated from the Ministry of Health, and/or any of several global healthcare agencies that fund treatment for indigenous patients with HIV/AIDS. At that time, Immune Therapeutics, GB Pharma, and Omaera will finalize its exclusive, definitive agreement based on the volume and pricing of those purchase orders prior to commencing sales, marketing, and distribution.

About Immune Therapeutics, Inc.

Immune Therapeutics, Inc. (OTCQB: IMUN) is a clinical-stage biopharmaceutical company developing its proprietary version of lower-dose naltrexone Lodonal as standalone and conjunctive therapy in patients with a wide variety of conditions including HIV/AIDS, autoimmune diseases, cancer, neurodegenerative conditions and other inflammatory conditions. Lodonal is a novel compound with a unique mechanism of action and has clinical data on over 400 patients in several clinical studies. The drug has a favorable safety profile, is well tolerated by patients and has demonstrated efficacy in at least one clinically meaningful endpoint.

Forward-Looking Statements

This release may contain forward-looking statements. Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to, the possibility that some or all of the matters and transactions considered by the Company may not proceed as contemplated, and by all other matters specified in the Company’s filings with the Securities and Exchange Commission. These statements are made based upon current expectations that are subject to risk and uncertainty. The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the Company’s filings with the Securities and Exchange Commission (www.sec.gov), including its recent periodic reports.

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